Exhibit 10.4

MARKETAXESS HOLDINGS, INC.

Proprietary Information and Non-Competition Agreement

This Proprietary Information and Non-Competition Agreement (the “Agreement”) by and between Ilene Fiszel Bieler (“you”) and MarketAxess Holdings or its parent, affiliate or subsidiary by which you are employed or to which you provide services (the “Company”) is entered into as of February 21, 2024 and shall be effective upon your Start Date, as defined in the Letter Agreement between you and the Company, dated as of February 21, 2024.

1. Acknowledgments. You and the Company acknowledge that you are employed by or otherwise provide services to the Company and/or its parents, subsidiaries and affiliates (collectively, the “Company Group”) in a capacity which creates a relationship of confidence and trust between you and the Company Group. During the term of your employment or service relationship with the Company Group (the “Engagement Term”), you will obtain Confidential Information (as defined herein) with regard to the Company Group and its clients, customers and vendors and will be introduced to and create or develop relationships with customers, employees, joint ventures, suppliers and other persons with which the Company Group does business. Because the Company Group will suffer substantial damage if you engage in certain activities during or after the Engagement Term, including using or disclosing Confidential Information (as defined herein), it is necessary for the Company Group to be protected by the prohibitions and the restrictions set forth in this Agreement in exchange for good and valuable consideration, which you acknowledge receiving. You acknowledge your agreement to the terms and conditions of this Agreement by countersigning at the end of this Agreement.

2. Non-Disclosure of Confidential Information. During the Engagement Term and thereafter, you (a) shall hold all Confidential Information for the benefit of the Company Group (or the owner of any Confidential Information), and (b) shall not, without the prior written consent of the Company, use for your own benefit or disclose to any third party any Confidential Information.

For purposes of this Agreement, “Confidential Information” means all information obtained by or disclosed, created, revealed or known to you as a consequence of or through your employment or other service relationship with the Company Group that is secret, confidential or not generally known to the public (other than through your disclosure of such Confidential Information or disclosure by another person in violation of such person’s obligations to the Company Group or the owner of such Confidential Information) relating to (i) the Company Group, its businesses or operations or (ii) any client or other third party to which the Company Group provides services or which otherwise has business dealings with the Company Group. Confidential Information includes (A) information of a commercial nature (for example, information about customers, clients or vendors of the Company Group (or the third party or its affiliates), strategies, costs, prices and markets), (B) information of a technical nature (for example, methods, know-how, code, processes, technical specifications, drawings and design data), (C) information of a strategic nature (for example, future developments or strategies pertaining to research and development, marketing and sales, new or improved products or services or other matters concerning the Company Group’s or third party’s planning), information as to employees and consultants (for example, capabilities, competence, status with the Company Group and compensation levels), and (E) information conceived, originated, discovered or developed by you during the Engagement Term.

In the event you are compelled by order of a court or other governmental or legal body to disclose any Confidential Information to anyone other than the Company (and its designees), you shall promptly notify the Company of any such order and shall cooperate fully with the Company (or the owner of such Confidential Information) in protecting such information to the fullest extent possible under applicable law.

Nothing in this Agreement shall prohibit you from reporting or disclosing information under the terms of the MarketAxess “Whistleblower Policy”.

3. Return of Materials. All Confidential Information, hard copy or electronic documents, records, notebooks, files, memoranda, computer printouts, disks, computer software, designs, hardware (including but not limited to mobile devices and any network related equipment), data, reports, fee schedules or price lists, plans, communications and other documents or materials (including copies or reproductions thereof and documents or information derived therefrom) in your possession or control (the “Materials”) prepared by you (whether individually or with others), obtained by you or disclosed to you in connection with or relating to your employment or other service relationship with the Company Group shall be left with or returned to the Company upon the termination of the Engagement Term or upon the Company’s request. Such Materials shall at all times be the property of the Company Group. At the request of the Company, you shall provide a signed, written certification in a form acceptable to the Company confirming that you have returned any and all Materials to the Company.

4. Non-Competition. During the Engagement Term and for twelve (12) months thereafter (the “Non-Compete Period”), you shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, contractor or in any other capacity whatsoever, provide services that are the same as or similar to any of the services that you provided to the Company Group in the twelve (12) months prior to the termination (for any reason) of your employment by, or provision of services to, the Company Group to any person or entity (i) that is engaged in the design, development, operation or promotion of (a) any electronic system or platform, alternative trading system, electronic communication network or other entity that provides fixed income securities (or other fixed income instruments or derivatives) trading services, data or research products, analytical products or other services ancillary to the trading of fixed income securities or instruments or (b) any pre- or post-trade services business for the matching, reporting or publication of securities that competes with the Company Group’s pre- or post-trade services business at the time of termination; or (ii) that is otherwise a Competing Business at the time of termination of the Engagement Term, it being understood that, for the purposes of this Section 4 only, “Competing Business” shall mean any entity or group which derives 10% or more of its total consolidated revenues from the same or a similar product or business line as any product or business line of the Company Group that generates 10% or more of the Company Group’s total consolidated revenues at the time of termination. Notwithstanding the foregoing, the length of the Non-Compete Period will be reduced by the period, if any, that you remain employed by the Company but are required to remain away from work during the Notice Period (as defined in the Severance Protection Agreement, by and between you and the Company). Due to the global nature of the Company Group’s business and your global responsibilities for the Company Group, you agree that the restrictions set forth in this Section 4 shall apply within the United States, the United Kingdom or in any foreign country where the Company Group transacts any such business or otherwise offers any such product. Nothing herein precludes you from owning less than 1% of the total outstanding stock of a publicly held company or from engaging in any otherwise prohibited activity with the express prior written approval of the Board of Directors of the Company.

5. Non-Solicitation. During the Engagement Term and for twelve (12) months thereafter, you shall not directly or indirectly solicit, encourage or induce (or attempt to solicit, encourage or induce) any person or entity who does business with (or is considering doing business with) the Company Group or who uses the Company Group’s products or services and to whom you provided services or about whom you obtained Confidential Information during the Engagement Term to (a) terminate, cease, reduce, or diminish in any way its relationship or prospective relationship with the Company Group or (b) use a competing product or service.

6. Non-Solicitation of Employees or Consultants. During the Engagement Term and for twenty four (24) months thereafter, you shall not directly or indirectly (a) recruit, solicit, encourage or induce (or attempt to recruit, solicit, encourage or induce) any non-clerical employee or consultant of the Company Group to terminate his or her employment with, or otherwise cease or reduce his or her relationship with, the Company Group or (b) hire or assist another person or entity to hire any non-clerical employee or consultant of the Company Group or any person who, to your knowledge, within six months before was such a person. You may however, if requested by any entity with which you are not affiliated, serve as a reference for any person who at the time of the request is not an employee of, or consultant to, the Company Group.

7. Extension of Restriction Period. If you violate or breach any portion of Sections 4, 5 or 6, then the restriction period applicable to those Sections will be extended by the length of the period of any such violation or breach as determined by the Company in its sole discretion.

8. Non-Contravention. You shall not disclose to the Company Group or use during your Engagement Term any confidential information or inventions, discoveries, concepts, improvements or innovations of any of your prior employers or of any other third party.

9. Inventions and Discoveries.

(a) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable,

(i) that relate to your work with the Company Group, made or conceived by you, solely or jointly with others, during the Engagement Term; provided that any Inventions which are made, disclosed, reduced to tangible or written form or description or are reduced to practice by you after the Engagement Term and which pertain to the business carried on or products or services being sold or developed by the Company Group at the time of the expiration of the Engagement Term and which were, or are derived from, Inventions worked on or developed by you during the Engagement Term, shall be presumed to have been made during the Engagement Term, or

(ii) that are reasonably suggested by any work that you perform in connection with the Company Group, either while performing your duties with the Company Group or on your own time, but only insofar as the Inventions are related to your work as an employee or other service provider to the Company Group, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.

(b) You will keep adequate written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose in writing to the Company all material information relating to Inventions. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of your Engagement Term, or upon the Company’s request.

(c) You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to your Engagement Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). You will, at any time during and subsequent to the Engagement Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions, and you will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to you from the Company Group, but, in each case, entirely at the Company’s expense. You will also provide any information, such as passwords or codes, necessary to allow the Company Group to fully utilize its property.

(d) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called “moral rights” with respect to the Inventions.

(e) You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company Group.

10. Representations. You acknowledge and agree that you have not entered into, and during the Engagement Term will not enter into, any other agreement or obligation which would in any way affect, restrict or limit your employment or other service relationship with the Company Group or otherwise conflict with your obligations to the Company Group. In addition, you hereby represent, warrant and covenant to the Company as follows: (a) you have the right to grant the rights granted in this Agreement, you are not under any contractual or other obligation that would prevent, limit or impair, in any way, the performance of your obligations hereunder and have not done and will not do any act and have not made and will not make any grant, assignment or agreement which will or might conflict or interfere with the complete enjoyment of all of the Company’s rights under this Agreement; and (b) all material provided or contributed by you for use in the Inventions, (i) will be wholly original with you and not copied in whole or in part from any other work, (ii) will not violate or infringe in any way upon the rights of others, including, without limitation, any patent, copyright, trademark or other proprietary right, and (iii) will not violate any applicable law. You will defend, indemnify and hold harmless the Company Group, and its respective managers, officers, employees and representatives, and their respective agents, successors and assigns, from and against any and all claims, losses and expenses, including without limitation attorneys’ fees and costs, arising out of any breach or alleged breach of your representations, warranties or covenants hereunder.

11. Enforcement. The parties have entered into this Agreement in the belief that its provisions are valid, reasonable and enforceable. If any one or more of the provisions shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein to the fullest extent consistent with the intent of this Agreement. If any provision in this Agreement is found by any court, arbitral tribunal or similar entity to be unenforceable, including because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, then such provision shall be given effect to the maximum extent possible, including by interpreting such provision to extend over the maximum period of time, range of activities and/or geographic area to which it may be enforceable.

12. Remedies. In the event of a breach or potential breach of the restrictions and prohibitions in this Agreement, you acknowledge that the Company Group (or the owner of any relevant Confidential Information) will be caused irreparable harm and that money damages may not be an adequate remedy. You also acknowledge that the Company Group (and the owner of such Confidential Information) shall be entitled to injunctive relief (in addition to its other remedies at law or equity) to have such provisions specifically enforced without posting any bond.

13. Reasonableness. You acknowledge that the prohibitions and restrictions set forth in this Agreement, including in Sections 2, 4, 5 and 6, are reasonable and necessary for the protection of the business of the Company Group, that the restrictions and prohibitions herein will not prevent you from earning a livelihood after the termination of the Engagement Term and that part of the compensation paid and, if you are an employee, the benefits provided to you are in consideration for entering into this Agreement.

14. Assignment; Entire Agreement. Your rights under this Agreement are not assignable. This Agreement and the rights hereunder shall be assignable by the Company, in whole or in part. This Agreement and the rights hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon you and your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assignees and may not be altered, modified, or amended except by written instrument signed by you and the Company. This Agreement sets forth the entire understanding of you and the Company with regard to the subject matters covered herein and supersedes and replaces any existing agreement, written or otherwise, entered into by you and the Company with regard to the same or similar subject matter.

15. Notices. All notices hereunder shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, or nationally recognized overnight courier addressed to the other party at your address on the books of the Company or at the Company’s executive offices, as the case may be. Notices shall be deemed given when received or three days after mailing, whichever is earlier.

16. Review of Agreement. You acknowledge and agree that you have been provided with sufficient time to carefully review and examine this Agreement and to consult with counsel or other advisors regarding this Agreement, and that you understand the terms and conditions set forth in this Agreement.

17. Future Employers. You acknowledge and agree that the Company Group may share this Agreement or any of the terms or provisions herein with any person or entity who potentially or actually retains you as an employee, consultant or service provider.

18. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED FOR ALL PURPOSES BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAWS.

19. Exclusive Forum; Service or Process; Jury Waiver. YOU AND THE COMPANY AGREE THAT ANY DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT SHALL BE RESOLVED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS IN NEW YORK COUNTY, NEW YORK, AND YOU AND THE COMPANY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. YOU AND THE COMPANY HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING OBJECTIONS BASED ON FORUM NON CONVENIENS, TO THE CONDUCTING OF ANY SUCH PROCEEDING IN SUCH JURISDICTION. YOU AND THE COMPANY EACH CONSENT TO SERVICE OF PROCESS IN ANY ACTION BROUGHT IN SUCH COURTS BY REGISTERED OR CERTIFIED MAIL SENT TO THE ADDRESS INDICATED IN THE NOTICE PROVISION HEREOF. YOU AND THE COMPANY BOTH WAIVE TRIAL BY JURY IN CONNECTION WITH THE TRIAL OF ANY ACTION OR DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT OR MATTERS OF A SIMILAR NATURE.

20. Counterparts. This Agreement may be executed in original or by facsimile or similar method in several counterparts and, as so executed, shall constitute a single agreement binding on all parties hereto, notwithstanding that all of the parties are not signatory to the original or to the same counterpart.

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EXECUTIVE			MARKETAXESS HOLDINGS INC.

Signed:	/s/ Ilene Fiszel Bieler	By:	/s/ Christopher R. Concannon

Printed Name: Ilene Fiszel Bieler		Printed Name: Christopher R. Concannon Title: Chief Executive Officer and Interim Chief Financial Officer

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